Filed Pursuant to Rule 424(b)(3)

Registration No. 333-108626

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated December 12, 2003,

as supplemented by Prospectus Supplement No. 1 dated February 2, 2004 and by

Prospectus Supplement No. 2 dated February 20, 2004)

This prospectus supplement supplements the prospectus dated December 12, 2003, as supplemented by prospectus supplement No. 1 dated February 2, 2004 and by prospectus supplement No. 2 dated February 20, 2004, of Keane, Inc. relating to the resale from time to time by selling securityholders of our 2% Convertible Subordinated Debentures due 2013 held by certain securityholders and the shares of our common stock issuable upon conversion of the debentures. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The securities offered in the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 6 of the prospectus in determining whether to purchase our 2% Convertible Subordinated Debentures due 2013 or the common stock issuable upon conversion of the debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The seventh paragraph of the section of the prospectus entitled “Plan of Distribution” on page 46 of the prospectus is amended and restated in its entirety to read as follows:

Arbitex Master Fund, L.P., Conseco Fund Group – Convertible Securities Fund, DBAG London, Highbridge International LLC, Lyxor Master Fund, Mellon HBV Master Convertible Arbitrage Fund LP, Mellon HBV Master Multi-Strategy Fund LP, Mint Master Fund LP, Pacific Life Insurance Company and Wachovia Bank National Association are affiliates of registered broker-dealers and each of these selling securityholders has informed us that (1) such selling securityholder purchased its debentures in the ordinary course of business and (2) at the time the debentures were purchased, the selling securityholder had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute the debentures or the shares of our common stock issuable upon conversion of the debentures.

The sections of the prospectus entitled “Selling Securityholders” and “Voting/Investment Control Table” on pages 15–18 of the prospectus are amended and restated in their entirety to read as follows:

SELLING SECURITYHOLDERS

We issued the debentures covered by this prospectus in a private placement on June 18, 2003 and June 23, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledges, donees or their successors, may offer and sell the debentures and shares of our common stock issuable upon conversion of the debentures pursuant to this prospectus.

The following table sets forth information with respect to the selling securityholders and the principal amount of debentures and shares of our common stock issuable upon conversion of the debentures beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the following selling securityholders to us in a questionnaire and related addendum and is as of the date specified by the securityholders in those questionnaires and addenda.

Name of Securityholder	Principal Amount of Debentures Beneficially Owned That May Be Sold	Shares of Keane Common Stock Beneficially Owned Upon Conversion of the Debentures (1)	Debentures Owned After Completion of the Offering (2)	Shares of Keane Common Stock Owned After Completion of the Offering (2)
Clinton Riverside Convertible Portfolio Limited	$14,820,000	807,674	0	0
Wachovia Bank National Association	14,000,000	762,985	0	0
DBAG London	12,300,000	670,336	0	0
The Drake Offshore Master Fund, Ltd.	10,000,000	544,989	0	0
Highbridge International LLC	10,000,000	544,989	0	0
Teachers Insurance and Annuity Association of America	9,550,000	520,464	0	0
BBT Fund, L.P.	9,200,000	501,390	0	0
Arbitex Master Fund, L.P	7,500,000	408,742	0	0
Waterstone Market Neutral Offshore Fund, Ltd.	5,685,000	309,826	0	0
Zazove Convertible Arbitrage Fund L.P.	4,750,000	258,870	0	0
Clinton Multistrategy Master Fund, Ltd.	4,680,000	255,055	0	0
Zazove Hedged Convertible Fund L.P.	4,150,000	226,178	0	0
Zazove Income Fund L.P.	3,500,000	190,746	0	0
Northern Income Equity Fund	3,000,000	163,497	0	0
The Dow Chemical Company Employees’ Retirement Plan	2,800,000	152,597	0	0
Salomon Brothers Asset Management, Inc.	2,750,000	149,872	0	0
Boilermaker – Blacksmith Pension Trust	2,350,000	128,072	0	0
Concentrated Alpha Partners, L.P.	2,300,000	125,347	0	0
Delta Airlines Master Trust.	2,300,000	125,347	0	0
Quest Global Convertible Master Fund, Ltd.	2,000,000	108,998	0	0
Zurich Institutional Benchmarks Master Fund LTD	1,800,000	98,098	0	0
CNH CA Master Account, L.P.	1,750,000	95,373	0	0

Mellon HBV Master Convertible Arbitrage Fund LP	1,750,000	95,373	0	0
San Diego County Employee Retirement Association	1,500,000	81,748	0	0
Union Carbide Retirement Account	1,350,000	73,574	0	0
Mellon HBV Master Multi-Strategy Fund LP	888,000	47,959	0	0
Dorinco Reinsurance Company	840,000	45,779	0	0
Waterstone Market Neutral Fund, LP	815,000	44,417	0	0
Port Authority of Alleghany County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Almagamated Transit Union	700,000	38,149	0	0
United Food and Commercial Workers Local 1262 and Employers Pension Fund	670,000	36,514	0	0
HFR CA Select Fund	600,000	32,699	0	0
Louisiana Workers’ Compensation Corporation	560,000	30,519	0	0
Univar USA Inc. Retirement Plan	520,000	28,339	0	0
Pacific Life Insurance Company	500,000	27,249	0	0
Nisswa Master Fund Ltd.	500,000	27,249	0	0
The California Wellness Foundation	450,000	24,525	0	0
Delta Pilots Disability and Survivorship Trust	450,000	24,525	0	0
KBC Financial Products USA Inc.	450,000	24,525	0	0
Mint Master Fund LP	375,000	20,437	0	0
City of Knoxville Pension System	330,000	17,985	0	0
Macomb County Employees’ Retirement System	320,000	17,440	0	0
Aventis Pension Master Fund	280,000	15,260	0	0
Conseco Fund Group – Convertible Securities Fund	250,000	13,625	0	0
Knoxville Utilities Board Retirement System	225,000	12,262	0	0
SCI Endowment Care Common Trust Fund – National Fiduciary Services	210,000	11,445	0	0
Lyxor Master Fund	200,000	10,900	0	0
American AAdvantage Funds	200,000	10,900	0	0
The Fondren Foundation	160,000	8,720	0	0
CEMEX Pension Plan	140,000	7,630	0	0
SCI Endowment Care Common Trust Fund – Suntrust	125,000	6,812	0	0
Sturgeon Limited	95,000	5,177	0	0
Kettering Medical Center Funded Depreciation Account	90,000	4,905	0	0
Cockrell Foundation	75,000	4,087	0	0
SCI Endowment Care Common Trust Fund – First Union	40,000	2,180	0	0

(1)	Assumes conversion of all of the selling securityholders’ debentures at the maximum conversion rate of 54.4989 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under “Description of the Debentures-Conversion Rate Adjustments.” As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.
(2)	We do not know when or in what amounts a selling securityholder may offer debentures or shares of our common stock issuable upon conversion of the debentures for sale. The selling securityholders might not sell any or all of the debentures or shares of our common stock issuable upon conversion of the debentures offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares of our common stock issuable upon conversion of the debentures pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares of our common stock issuable upon conversion of the debentures, we cannot estimate the number of the debentures or shares of our common stock issuable upon conversion of the debenture that will be held by the selling securityholders after the completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares of our common stock issuable upon conversion of the debentures covered by this prospectus will be held by the selling securityholders.

None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with,us or any of our subsidiaries within the past three years.

VOTING/INVESTMENT CONTROL TABLE

Name of Securityholder	Natural person or persons with voting or dispositive power
Clinton Riverside Convertible Portfolio Limited	Mike Vacca
Wachovia Bank National Association	*
DBAG London	Dan Azzi
The Drake Offshore Master Fund, Ltd.	Darren Clipston, Anthony Faillace
Highbridge International LLC	Glen Dubin, Henry Swieca
Teachers Insurance and Annuity Association of America	*
BBT Fund, L.P.	*
Arbitex Master Fund, L.P	Clark K. Hunt, Jonathan Bren, Ken Tananbaum
Waterstone Market Neutral Offshore Fund, Ltd.	*
Zazove Convertible Arbitrage Fund L.P.	Gene T. Pretti
Clinton Multistrategy Master Fund, Ltd.	Mike Vacca
Zazove Hedged Convertible Fund L.P.	Gene T. Pretti
Zazove Income Fund L.P.	Gene T. Pretti
Northern Income Equity Fund	(1)
The Dow Chemical Company Employees’ Retirement Plan	Nick Calamos
Salomon Brothers Asset Management, Inc.	*
Boilermaker – Blacksmith Pension Trust	Nick Calamos
Concentrated Alpha Partners, L.P.	*
Delta Airlines Master Trust.	Nick Calamos
Quest Global Convertible Master Fund, Ltd.	Frank Campana
Zurich Institutional Benchmarks Master Fund LTD	Gene T. Pretti
CNH CA Master Account, L.P.	(2)
Mellon HBV Master Convertible Arbitrage Fund LP	Stuart Dubson
San Diego County Employee Retirement Association	Gene T. Pretti
Union Carbide Retirement Account	Nick Calamos
Mellon HBV Master Multi-Strategy Fund LP	Stuart Dubson
Dorinco Reinsurance Company	Nick Calamos
Waterstone Market Neutral Fund, LP	*
Port Authority of Alleghany County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Almagamated Transit Union	Nick Calamos
United Food and Commercial Workers Local 1262 and Employers Pension Fund	Nick Calamos
HFR CA Select Fund	Gene T. Pretti
Louisiana Workers’ Compensation Corporation	Nick Calamos
Univar USA Inc. Retirement Plan	Nick Calamos
Pacific Life Insurance Company	*
Nisswa Master Fund Ltd.	Brian Taylor, Aaron Yeary, Chirs Lyche, Nikhil Mankodi, Michael O’Connell, Scott Reinhart, John Lutkehaus
The California Wellness Foundation	Nick Calamos
Delta Pilots Disability and Survivorship Trust	Nick Calamos
KBC Financial Products USA Inc.	Luke Edwards
Mint Master Fund LP	Stuart Dubson
City of Knoxville Pension System	Nick Calamos

Macomb County Employees’ Retirement System	Nick Calamos
Aventis Pension Master Fund	Nick Calamos
Conseco Fund Group – Convertible Securities Fund	*
Knoxville Utilities Board Retirement System	Nick Calamos
SCI Endowment Care Common Trust Fund – National Fiduciary Services	Nick Calamos
Lyxor Master Fund	Clark Hunt, Jonathan Bren, Ken Tananbaum
American AAdvantage Funds	Nick Calamos
The Fondren Foundation	Nick Calamos
CEMEX Pension Plan	Nick Calamos
SCI Endowment Care Common Trust Fund – Suntrust	Nick Calamos
Sturgeon Limited	(3)
Kettering Medical Center Funded Depreciation Account	Nick Calamos
Cockrell Foundation	Nick Calamos
SCI Endowment Care Common Trust Fund – First Union	Nick Calamos

*	The selling securityholder has informed us that there is no natural person or persons with voting or investment power over the respective debentures.
(1)	Northern Income Equity Fund has informed us that Northern Trust Investments NA, of which Ted Southworth is the fund manager, is the investment advisor of the selling securityholder and has sole voting and dispositive power.
(2)	CNH CA Master Account, L.P. has informed us that CNH Partners, LLC, of which Robert Krail, Mark Mitchell and Todd Pulvino are the investment principals, is the investment advisor of the selling securityholder and has sole voting and dispositive power.
(3)	Sturgeon Limited has informed us that investment control is shared with CooperNeff Advisers, Inc. and that CooperNeff Advisers, inc. has sole voting power.

The date of this prospectus supplement is March 23, 2004.